Exhibit 99.2

SAFEWAY INC. AND SUBSIDIARIES
Pro Forma Condensed Consolidated Financial Statements
(Unaudited)

On November 3, 2013, Safeway Inc. ("Safeway" or the "Company") completed the sale of its Canadian operations (the "transaction") through a sale of substantially all of the net assets of Canada Safeway ULC (formerly Canada Safeway Limited) ("CSL") to Sobeys Inc., a Canadian food retailer and wholly owned subsidiary of Empire Company Limited for C$5.8 billion (US$5.5 billion) in cash (approximately C$4.0 billion (US$3.8 billion) after taxes and expenses) plus the assumption of certain liabilities.

The unaudited pro forma consolidated financial information of Safeway presented on the following pages (stated in U.S. dollars) was derived from the Company's historical consolidated financial statements and is being presented to give effect to the transaction. The unaudited pro forma financial information does not purport to be indicative of the results that would have been obtained if the sale of substantially all of the net assets of CSL had been completed as of the dates indicated in the notes to the pro forma condensed consolidated financial statements.

The unaudited pro forma condensed consolidated balance sheet as of September 7, 2013 assumes the disposition occurred on September 7, 2013 and that proceeds were used to pay down $2.0 billion of debt, repurchase $1.7 billion of Safeway common stock and pay $0.1 billion in debt retirement costs. The unaudited pro forma condensed consolidated statement of income for the 36 weeks ended September 7, 2013 assumes the transaction was consummated at the beginning of fiscal 2013. The unaudited pro forma income statement for fiscal 2012 assumes that the transaction was consummated at the beginning of fiscal 2012.

The pro forma adjustments are based on the best information available and assumptions that management believes are directly attributable to the transaction and are factually supportable. The unaudited pro forma financial information should be read in conjunction with the historical financial information and related notes contained in the Company's 2012 Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

Exhibit 99.2

SAFEWAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
For the 36 Weeks Ended September 7, 2013
(In millions, except per-share amounts)
(Unaudited)
	Historical	Pro Forma Use of Proceeds (a)	Pro Forma

Sales and other revenue	$25,824.8	$—	$25,824.8
Cost of goods sold	(19,061.2)	—	(19,061.2)
Gross profit	6,763.6	—	6,763.6
Operating and administrative expense	(6,438.1)	—	(6,438.1)
Operating profit	325.5	—	325.5
Interest expense	(192.4)	61.1	(131.3)
Other income, net	28.4	(75.0)	(46.6)
Income before income taxes	161.5	(13.9)	147.6
Income taxes	(30.1)	5.4	(24.7)
Income from continuing operations, net of tax	131.4	(8.5)	122.9

Continuing operations:
Basic earnings per common share	$0.54		$0.60
Diluted earnings per common share	0.54		0.59

Weighted average shares outstanding:
Basic	238.5	(36.8)	201.7
Diluted	240.3	(36.8)	203.5

See notes to unaudited pro forma condensed consolidated financial statements.

Exhibit 99.2

SAFEWAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
For the 52 Weeks Ended December 29, 2012
(In millions, except per-share amounts)
(Unaudited)
		Pro Forma Adjustments
	Historical	Remove Canadian Operations (b)	Use of Proceeds Adjustments (c)	Pro Forma

Sales and other revenue	$44,206.5	$(6,672.9)	$—	$37,533.6
Cost of goods sold	(32,486.5)	4,815.2	—	(27,671.3)
Gross profit	11,720.0	(1,857.7)	—	9,862.3
Operating and administrative expense	(10,615.9)	1,425.6	—	(9,190.3)
Operating profit	1,104.1	(432.1)	—	672.0
Interest expense	(304.0)	2.3	86.6	(215.1)
Other income, net	28.3	(0.4)	(75.0)	(47.1)
Income before income taxes	828.4	(430.2)	11.6	409.8
Income taxes	(262.2)	138.8	(4.5)	(127.9)
Income from continuing operations, net of tax	$566.2	$(291.4)	$7.1	$281.9

Continuing operations:
Basic earnings per common share	$2.28			$1.39
Diluted earnings per common share	$2.27			$1.39

Weighted average shares outstanding:
Basic	245.6		(47.1)	198.5
Diluted	245.9		(47.1)	198.8

See notes to unaudited pro forma condensed consolidated financial statements.

Exhibit 99.2

SAFEWAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
At September 7, 2013
(In millions, except per-share amounts)
(Unaudited)
		Pro forma Adjustments
	Historical	Adjustment to reflect sale of substantially all of CSL net assets (d)	Use of proceeds (e)	Pro Forma
ASSETS
Current assets:
Cash and equivalents	$413.1	$5,541.7	$(5,541.7)	$413.1
Receivables	556.9	—	—	556.9
Merchandise inventories	2,401.1	—	—	2,401.1
Prepaid expense and other current assets	438.1	—	—	438.1
Assets held for sale	1,840.8	(1,701.5)	—	139.3
Total current assets	5,650.0	3,840.2	(5,541.7)	3,948.5
Total property, net	7,732.4	—	—	7,732.4
Goodwill	373.6	—	—	373.6
Investment in unconsolidated affiliate	202.1	—	—	202.1
Other assets	449.5	—	—	449.5
Total assets	$14,407.6	$3,840.2	$(5,541.7)	$12,706.1

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of notes and debentures	$1,291.9	$—	$(1,291.9)	$—
Current obligations under capital leases	48.0	—	—	48.0
Accounts payable	2,275.4	—	—	2,275.4
Accrued salaries and wages	354.8	—	—	354.8
Deferred income taxes	141.5	—	—	141.5
Other accrued liabilities	606.8	1,727.1	(1,793.6)	540.3
Liabilities held for sale	619.7	(619.7)	—	—
Total current liabilities	5,338.1	1,107.4	(3,085.5)	3,360.0
Long-term debt:
Notes and debentures	3,844.3	—	(708.1)	3,136.2
Obligations under capital leases	384.1	—	—	384.1
Total long-term debt	4,228.4	—	(708.1)	3,520.3
Deferred income taxes	202.8	—	—	202.8
Pension and post-retirement benefit obligations	681.7	—	—	681.7
Accrued claims and other liabilities	727.8	—	—	727.8
Total liabilities	11,178.8	1,107.4	(3,793.6)	8,492.6

Exhibit 99.2

SAFEWAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(In millions, except per-share amounts)
(Unaudited)
		Pro forma Adjustments
	September 7, 2013, as reported	Adjustment to reflect sale of substantially all of CSL net assets (d)	Use of proceeds (e)	Pro forma
Stockholders' equity:
Common stock	6.1	—	—	6.1
Additional paid-in capital	4,764.1	—	—	4,764.1
Treasury stock at cost	(9,129.9)	—	(1,739.6)	(10,869.5)
Accumulated other comprehensive loss	(80.3)	(337.4)	—	(417.7)
Retained earnings	7,639.2	3,070.2	(8.5)	10,700.9
Total Safeway Inc. equity	3,199.2	2,732.8	(1,748.1)	4,183.9
Noncontrolling interests	29.6	—	—	29.6
Total equity	3,228.8	2,732.8	(1,748.1)	4,213.5
Total liabilities and stockholders' equity	$14,407.6	$3,840.2	$(5,541.7)	$12,706.1
See notes to the unaudited pro forma condensed consolidated financial statements.

Exhibit 99.2

SAFEWAY INC. AND SUBSIDIARIES
NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Description of the Transaction and Basis of Presentation The unaudited pro forma condensed consolidated balance sheet and statements of operations are based upon the historical consolidated financial statements of Safeway Inc. and subsidiaries ("Safeway" or the "Company"), which were included in its Quarterly Report on Form 10-Q for the quarter ended September 7, 2013 or its Annual Report on Form 10-K for the year ended December 29, 2012. Pursuant to SEC rules and regulations, the unaudited pro forma condensed consolidated statements of income include only the portion of the historical income statements through income from continuing operations and exclude discontinued operations. The unaudited pro forma condensed consolidated statement of income for the 36 weeks ended September 7, 2013 reflects the sale by Safeway of substantially all of the net assets of Canada Safeway ULC (formerly Canada Safeway Limited) ("CSL") (the "Transaction") as if the Transaction were consummated on December 30, 2012 (the first day of fiscal 2013). The unaudited pro forma condensed consolidated statement of income for the fiscal year ended December 29, 2012 assumes the Transaction was consummated on January 1, 2012 (the first day of fiscal 2012). The unaudited pro forma condensed consolidated balance sheet as of September 7, 2013 is prepared assuming the Transaction was consummated on September 7, 2013.

Proforma Adjustments

(a)
Reflects a $61.1 million reduction in interest expense due to the pay down of $2.0 billion of debt from the net proceeds using the actual average interest rate for the first 36 weeks of 2013 of 4.41%. Pre-tax debt retirement costs are estimated at $75.0 million and are included in Other income, net on the condensed consolidated statement of income. The effective tax rate is estimated at 38.81%. The decline in weighted average shares outstanding assumes the repurchase of 73.6 million shares of Safeway common stock ratably over 36 weeks at the actual average stock price through the first 36 weeks of 2013 of $23.61 per share for a total cost of approximately $1.7 billion (including commissions). Note that at the closing price per share of $35.16 on November 1, 2013, the Company would have been able to purchase 49.4 million shares of Safeway common stock.

(b)	Removal of the operating results of CSL as discontinued operations.

(c)
Reflects a $86.6 million reduction in interest expense due to the pay down of $2.0 billion of debt from the net proceeds using the actual average interest rate for fiscal 2012 of 4.33%. Pre-tax debt retirement costs are estimated at $75.0 million and are included in Other income, net on the condensed consolidated statement of income. The effective tax rate is estimated at 38.81%. The decline in weighted average shares outstanding assumes the repurchase of 94.1 million shares of Safeway common stock ratably over the year at the actual average stock price for 2012 of $18.47 per share for a total cost of approximately $1.7 billion (including commissions). Note that at the closing price per share of $35.16 on November 1, 2013, the Company would have been able to purchase 49.4 million shares of Safeway common stock.

(d)
Reflects cash proceeds of $5.5 billion, elimination of substantially all of the assets and liabilities of CSL, an accrual of a tax liability of approximately $1.7 billion, elimination of CSL's Other comprehensive income (consisting primarily of currency translation adjustment, partly offset by deferred pension and post-retirement expense) of $337.4 million and a net gain of approximately $3.1 billion.

The cash proceeds and income tax liability on the Transaction were translated into U.S. dollars at the closing exchange rate of 0.9595 on November 4, 2013. This may not be the actual exchange rate when Safeway repatriates the cash from Canada to the United States.

(e)
Reflects the use of net cash proceeds to pay down $2.0 billion of debt, repurchase Safeway common stock for a total cost of approximately $1.7 billion (including commissions) and pay $75.0 million in debt retirement costs. The pro forma adjustment to other accrued liabilities consists of: the payment of approximately $1.7 billion in income taxes on the Transaction, a reduction of $61.1 million in accrued interest, and a tax benefit of $5.4 million from the cost of debt retirement, net of interest savings.

The use of net cash proceeds does not include the $400 million to $450 million in U.S. tax benefits previously disclosed which relate to the exit of the Chicago market.